Contact Info: Mary Ellen Fitzpatrick (978) 656-5520
Senior Vice President, Corporate Communications

Enterprise Bancorp, Inc. Announces Quarterly Dividend.

LOWELL, Mass-(GlobeNewswire)-April 16, 2013-Enterprise Bancorp, Inc. (the “Company”) (NASDAQ:EBTC)

On April 16, 2013, the Board of Directors of Enterprise Bancorp, Inc. declared a quarterly dividend of $0.115 per share to be paid on June 3, 2013 to shareholders of record as of May 13, 2013. The quarterly dividend represents a 4.5% increase over the 2012 dividend rate.

Enterprise Bancorp, Inc. (the “Company”), is a Massachusetts corporation that conducts substantially all of its operations through Enterprise Bank and Trust Company, commonly referred to as Enterprise Bank. The Company principally is engaged in the business of attracting deposits from the general public and investing in commercial loans and investment securities. Through the bank and its subsidiaries, the Company offers a range of commercial and consumer loan products, deposit and cash management products as well as investment advisory and wealth management, and insurance services. The Company's headquarters and the bank's main office are located at 222 Merrimack Street in Lowell, Massachusetts. The Company's primary market area is the Merrimack Valley and North Central regions of Massachusetts and Southern New Hampshire. Enterprise Bank has twenty full-service branch offices located in the Massachusetts cities and towns of Lowell, Acton, Andover, Billerica, Chelmsford, Dracut, Fitchburg, Leominster, Methuen, Tewksbury, Tyngsboro and Westford and in the New Hampshire towns of Derry, Hudson, Pelham, and Salem. The Company is also completing construction on a new branch in Lawrence, MA and anticipates that this office will open in April 2013. Additionally, our Nashua, NH office is scheduled to open in the fourth quarter of 2013.